Exhibit 99(a)(1)(K)

Zoomcar Announces Launch of Offer to Exchange Outstanding Warrants for

Common Stock and Commences up to $5.0 Million Rule 506(c) Bridge Financing

Private Placement

Bengaluru, India — (January 23, 2026) Zoomcar Holdings, Inc. (OTCQB:ZCAR), the leading peer-to-peer self-drive car-sharing marketplace in India, today announced the commencement of a voluntary offer to exchange several series of its outstanding warrants (the “Existing Warrants”) for shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

Simultaneously, the Company announced the launch of a bridge financing of up to $5,000,000 (the “Bridge Financing”), with a minimum required offering amount of $2,000,000, to be conducted as a private placement pursuant to Rule 506(c) of the Securities Act of 1933.

The Offer to Exchange

The Company is offering to exchange the following classes of Existing Warrants for shares of Common Stock at the ratios set forth below pursuant to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2026, as may be amended or supplemented from time to time (the “Schedule TO”). The complete terms and conditions of the offer, including instructions for tendering Existing Warrants, are set forth in the Schedule TO and the related offer materials.

The Company is making the Offer to Exchange as part of a broader effort to simplify its capital structure by reducing the number of outstanding warrant instruments and consolidating its equity capitalization. The Company believes this may reduce administrative complexity associated with multiple classes of warrants.

The exchange offer is being made for the following warrants in exchange for the following number of shares of the Company’s Common Stock.

i.	For each 1 Common Warrant tendered and accepted for exchange, 20,000 shares of Common Stock;

ii.	For each 1 Series A Warrant tendered and accepted for exchange, 10 shares of Common Stock;

iii.	For each 1 Series B Warrant tendered and accepted for exchange, 10 shares of Common Stock;

iv.	for each 1 Pre-Funded Warrant tendered and accepted for exchange, 10 shares of Common Stock;

v.	For each 1 Bridge Placement Agent Warrant issued in connection with the Company’s private placement dated June 18, 2024 tendered and accepted for exchange, 10 shares of Common Stock;

vi.	For each 1 Placement Agent Warrant issued in connection with issued in connection with the Company’s private placement dated November 5, 2024, tendered and accepted for exchange, 10 shares of Common Stock; and

vii.	for each 1 Series A Placement Agent Warrant issued in connection with the Company’s private placement dated November 5, 2024, tendered and accepted for exchange, 10 shares of Common Stock.

The Company is also soliciting consents from holders of certain classes of warrants to amend governing instruments to facilitate the offer (the “Warrant Amendments”). The exchange is being made in reliance on the exemption provided by Section 3(a)(9) of the Securities Act. No commission or other remuneration will be paid or given, directly or indirectly, to any person for soliciting tenders of the Existing Warrants in connection with the Offer to Exchange.

Holders of Existing Warrants who wish to participate in the Offer to Exchange must validly tender their Existing Warrants in accordance with the procedures and prior to the expiration date set forth in the Schedule TO and related offer materials. Tendered Existing Warrants may be withdrawn at any time prior to the expiration of the offer in accordance with the terms described in the Schedule TO. The Offer to Exchange is subject to the terms and conditions described in the Schedule TO, including, among other things, the Company’s ability to obtain stockholder approval for an amendment to its Certificate of Incorporation to increase the number of authorized shares of Common Stock. The Company expects to seek such stockholder approval at its upcoming annual meeting.

Any shares of Common Stock issued in exchange for Existing Warrants will be subject to contractual lock-up restrictions on transfer, as described in the Schedule TO and the related offer materials. During the applicable lock-up period, holders will be restricted from selling, transferring, or otherwise disposing of such shares, subject to limited customary exceptions. Holders should carefully review the Schedule TO for a description of the lock-up terms and conditions applicable to the exchanged shares.

$5.0 Million Bridge Financing

The Company has commenced a private placement of up to $5.0 million of securities (the “Bridge Financing”), with a minimum required offering amount of $2.0 million. The Bridge Financing is being conducted pursuant to Rule 506(c) of Regulation D under the Securities Act, which permits general solicitation, and participation is limited to verified accredited investors.

The securities offered in the Bridge Financing consist of units priced at $1,000 per unit, with each unit comprising one share of the Company’s Series A Convertible Preferred Stock and one warrant to purchase one share of the Company’s common stock. The Series A Convertible Preferred Stock carries a senior liquidation preference and is initially convertible into shares of common stock at a conversion price of $0.05 per share, and the accompanying warrants are exercisable at an exercise price of $0.0625 per share, in each case subject to adjustment as provided in the definitive transaction documents. Pursuant to the terms of the Bridge Financing, the Company is required to file a registration statement to register the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock by March 20, 2026, subject to the terms and conditions set forth in the definitive transaction documents.

ThinkEquity LLC is acting as the exclusive placement agent in connection with the Bridge Financing.

The Company intends to use the net proceeds from the Bridge Financing for general corporate purposes, which may include working capital, balance sheet support, and funding the Company’s ongoing operations and strategic initiatives, including costs and expenses that may be incurred in connection with the Company’s previously disclosed efforts to pursue a listing of its common stock on a national securities exchange.

Further Information Regarding the Offer to Exchange

The Offer to Exchange is being made solely pursuant to the Tender Offer Statement on Schedule TO filed by Zoomcar Holdings, Inc. with the Securities and Exchange Commission, as may be amended or supplemented from time to time, and the related offer materials. Holders of Existing Warrants are urged to read the Schedule TO and the related offer materials carefully, as they contain important information regarding the Offer to Exchange.

Questions and requests for assistance regarding the Offer to Exchange, including requests for copies of the Schedule TO and related offer materials, may be directed to the Company at +91 8048821871, investors@zoomcar.com, or Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India.

Further Information Regarding the Bridge Financing

The Bridge Financing is being conducted pursuant to Rule 506(c) of Regulation D under the Securities Act and is available only to verified accredited investors. The securities offered in the Bridge Financing have not been registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to an applicable exemption from registration.

For additional information regarding the Bridge Financing, verified accredited investors may contact ThinkEquity LLC, the exclusive placement agent for the Bridge Financing, at ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004, or contact the Company at investors@zoomcar.com.

No Offer or Solicitation

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE OFFER TO EXCHANGE IS BEING MADE ONLY PURSUANT TO THE OFFER MATERIALS FILED WITH THE SEC. THE BRIDGE FINANCING IS AVAILABLE ONLY TO VERIFIED ACCREDITED INVESTORS.

Important Information

Holders of Existing Warrants should read the Offer to Exchange and related materials carefully, as they contain important information. These materials have been filed with the SEC as part of a Tender Offer Statement on Schedule TO.

About Zoomcar

Founded in 2013, Zoomcar (OTCQB: ZCAR) is India’s leading peer-to-peer car-sharing marketplace, connecting vehicle owners (“Hosts”) with customers (“Guests”) seeking flexible and affordable mobility solutions. Zoomcar operates an asset-light platform model and serves millions of users across India.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” “aim,” “project,” and similar expressions.

Forward-looking statements in this press release include, without limitation, statements regarding the Offer to Exchange, including the anticipated participation by holders of Existing Warrants, the timing, terms, and completion of the Offer to Exchange, the Company’s ability to satisfy the conditions to the Offer to Exchange (including obtaining stockholder approval for an increase in authorized shares of common stock), the effects of the Offer to Exchange on the Company’s capital structure, and the expected benefits of reducing the number of outstanding warrants. Forward-looking statements also include statements regarding the Bridge Financing, including the anticipated size, timing, and completion of the financing, the use of proceeds therefrom, the Company’s obligation to file a registration statement covering shares issuable upon conversion of the Series A Convertible Preferred Stock, and the Company’s ability to comply with the terms of the Bridge Financing. In addition, forward-looking statements include statements regarding the Company’s previously disclosed efforts to pursue a listing of its common stock on a national securities exchange.

These forward-looking statements are based on management’s current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: the level of participation in the Offer to Exchange; the Company’s ability to meet the conditions to the Offer to Exchange; delays in or failure to obtain required stockholder approvals; the Company’s ability to complete the Bridge Financing on acceptable terms or at all; market, economic, and capital markets conditions; regulatory developments; the Company’s operating performance and liquidity; the timing and outcome of any registration statement filing or review process; and the possibility that the Company may delay, modify, suspend, or abandon the Offer to Exchange, the Bridge Financing, or its listing efforts.

Actual results may differ materially from those expressed or implied by these forward-looking statements. Additional risks and uncertainties are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission.

Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events, or otherwise.

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